Exhibit 99: Peoples Financial Corporation Press Release Dated January 12, 2004

For more information, contact: M.O. Lawrence, III Investor Relations 228-435-435-8208 mlawrence@thepeoples.com	FOR IMMEDIATE RELEASE

PEOPLES FINANCIAL CORPORATION 2003 EARNINGS JUMP 57%

BILOXI, MS (January 12, 2004)— Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, reported net income for 2003 totaled $5,018,000, an increase of 57% over 2002 results.

Earnings per share for the year rose 58% to $ .90, compared to $ .57 per share the year before. Earnings per share figures are based on weighted average shares outstanding of 5,563,015 and 5,603,834 at December 31 2003 and 2002, respectively.

For the quarter ended December 31, 2003, net income totaled $1,382,000, an increase of 92% over the same period in 2002. Earnings per share for the quarter rose to $ .25, also 92% higher than the fourth quarter of 2002. This increase is largely attributable to the fact that the fourth quarter 2002 earnings included a loan provision of $1,000,000, net of taxes, for a potential loss on a specific credit.

“Our financial performance for 2003 was the best the bank has experienced since 1999,” said Chevis C. Swetman, chairman and chief executive officer of the bank and the holding company. “Despite the difficult economy over the last few years, we are now seeing the results of our efforts to generate higher earnings without compromising our strong capital position. Our improved earnings also allowed us to raise the dividend to stockholders twice in 2003,” he added.

The company’s board raised the dividend on common shares twice during 2003 to $  .15 per share, a 25% increase over the dividend paid in 2002. The latest dividend increase, approved in November, marked the fifth time in six years the dividend has been increased.

Founded in 1896 with $575 million in assets as of December 31, 2003, The Peoples Bank operates 15 full service branches and 47 ATMs along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

(Statements in this news release that are not historical facts should be considered forward-looking statements with respect to Peoples Financial Corporation. Management believes these forward-looking statements are reasonable; however, they are based on current expectations and speak only as of the date of this release. Forward-looking statements are estimates and projections reflecting management’s judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Various factors, including but not limited to economic conditions, credit quality, interest rates, loan demand, changes in regulations and changes in the assumptions used in making forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional factors that could affect Peoples financial results are listed in the Company’s filings with the Securities and Exchange Commission.)

2-YEAR FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

Earnings (1)
Years Ended December 31,	2003	2002	Change
Net Income	$5,018	$3,191	57%
Net Income Per Share	$0.90	$0.57	58%
Financial Condition
December 31,	2003	2002	Change
Total Assets	$575,434	$550,139	4%
Loans — Net of Unearned Discounts	$297,923	$312,296	(5)
Investment Securities	$213,813	$170,999	25%
Total Deposits	$372,557	$388,174	(4)
Shareholders’ Equity	$83,504	$81,732	2%
Book Value Per Share	$15.03	$14.64	3%
Selected Ratios
Return on average shareholders’ equity	6.07%	3.94%
Return on average total assets	.88%	.56%
Primary capital to average assets	15.84%	15.39%
Allowance for loan losses as a % of loans, net of unearned discount	2.15%	2.14%

(1) Based on weighted average shares outstanding of 5,563,015 and 5,603,834 at December 31, 2003 and 2002, respectively.